Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), effective as of September 11, 2012 (the “Effective Date”), is made by and between LodgeNet Interactive Corporation, a Delaware corporation (the “Corporation”), and Richard L. Battista (“Executive”) with reference to the following circumstances, namely:

RECITALS

The Corporation desires to retain Executive as its President and Chief Executive Officer, on the terms and conditions set forth herein, and Executive desires to accept such positions on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the provisions of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation agrees to continue to employ Executive, and Executive agrees to continue such employment, upon the following terms and conditions:

1.                                      PERIOD OF EMPLOYMENT.  The employment of Executive by the Corporation pursuant to this Agreement shall be for a period (sometimes referred to herein as the “period of employment”) beginning on the Effective Date and continuing, unless sooner terminated as provided in Section 6 herein, through December 31, 2014.

2.                                      DUTIES.  During the period of employment, Executive shall serve as President and Chief Executive Officer of the Corporation, and in such other additional office or offices to which he shall be elected by the Board of Directors of the Corporation (“Board”) with his written approval, performing the duties of such office or offices held at the time and such other duties not inconsistent with his position as such an officer or director as are reasonably assigned to him by the Board or committees of the Board.  During the period of employment, Executive shall report directly to the Board and there shall be no other officers of the Corporation who are equal or senior to Executive.  All employees of the Corporation shall report directly or indirectly to Executive.  During the period of employment, Executive shall devote his full-time attention to the business of the Corporation; provided, however, that Executive shall be permitted to engage in the activities described on Exhibit A attached hereto together with any charitable or civic activities (the “Outside Activities”), so long as the Outside Activities do not materially interfere with Executive’s duties or obligations to the Corporation and the Corporation has approved such Outside Activity in writing, it being understood that the activities set forth in Exhibit A have been pre-approved by the Board.  During the period of employment, the Board shall nominate Executive to be elected to serve as a director on the Board, and shall re-nominate Executive to serve as a director on the Board whenever Executive’s term as director comes before the shareholders of the Corporation for re-election.

3.                                      OFFICE FACILITIES.  During the period of employment, the Corporation shall provide Executive with a mutually agreeable office in the Los Angeles metropolitan area, suitable to his position and with appropriate staff.  Executive’s office in the Los Angeles metropolitan area shall be his principal place of employment, except for business travel required from time to time.  In addition, Executive acknowledges that he will need to be physically present at the Corporation’s principal offices, currently located at 3900 West Innovation Street, Sioux Falls, South Dakota, on a periodic basis as the exigencies of the Corporation’s business require, provided that Executive’s principal place of employment shall remain in the Los Angeles metropolitan area.

4.                                      COMPENSATION.  As compensation for his services performed hereunder, the Corporation shall pay or provide to Executive the following:

(a)                                 Base Salary.  The Corporation shall pay Executive a base salary (the “Base Salary”), calculated at the rate of Eight Hundred Thousand Dollars ($800,000.00) per annum, payable bi-weekly, for the period of employment under this Agreement.  The Corporation’s Board of Directors (the “Board”) will consider increases to the Base Salary at each annual anniversary of the Effective Date.  Such Base Salary, including any such increases (which shall be considered part of the Base Salary), shall not be reduced during the period of employment hereunder.

(b)                                 Bonus.   For each of the full years in the period of employment, Executive shall be eligible to receive in cash a target bonus opportunity equal to Fifty percent (50%) of the Base Salary in such year, with a maximum bonus opportunity equal to Two Hundred Percent (200%) of the Base Salary in such year (the “Bonus”).  The Board shall develop the Bonus formula, targets and criteria for determining achievement of such targets, and Executive recognizes and acknowledges that to obtain the maximum bonus opportunity, achievement of objectives well in excess of what is likely to be achieved in the normal course of business operations will be required.  The Bonus targets and criteria for determining achievement of such targets shall be referred to herein as the “Bonus Plan.”  Notwithstanding the foregoing, the Corporation shall pay Executive, and the Bonus Plan shall reflect, a guaranteed minimum Bonus (the “Guaranteed Minimum Bonus”) to Executive equal to Four Hundred Thousand Dollars ($400,000) for the first full calendar year of the period of employment as well as a pro-rated target bonus for the balance of 2012.  The Bonus for each year shall accrue as of the end of such year and shall be paid no later than March 15th of the year following the year with respect to which the Bonus was determined.

(c)                                  Health and Welfare Plans; Vacation.  During the period of employment, Executive shall be entitled to participate in such 401(k), retirement, deferred compensation, investment, health (medical, hospital, dental and vision) insurance, life insurance, disability insurance, flexible benefits arrangements and accident insurance plans, all as are maintained in effect from time to time by the Corporation for the benefit of, and subject to no less favorable terms (including with respect to eligibility and participation) as any of its executive employees.  Executive shall be entitled to take vacations and sick leave in accordance with the Corporation’s policy for executive personnel of the Corporation.

(d)                                 Equity Incentive Awards.  Concurrently with the execution of this Agreement, and as a material inducement to enter into this Agreement, the Corporation shall grant Executive under the LodgeNet Interactive Corporation 2012 CEO Equity

Incentive Plan (the “Plan”) the following Awards, each as defined under the Plan: (i) Options to purchase 550,000 shares of the Corporation’s common stock (“Common Stock”) and  (ii) 550,000 shares of common stock that is Restricted Stock, without a purchase price (collectively, the “Equity-Based Compensation”), not to exceed in the aggregate Awards for 1,100,000 shares of Common Stock.  The stock options shall be granted at an exercise price equal to the Fair Market Value, as defined under the Plan, of a share of the Common Stock on the date of grant, shall all be NSOs (as defined in the Plan) and shall all have a maximum term of ten (10) years from the grant date, which term shall end earlier as provided in this Agreement in the event of a termination of Executive’s employment with the Corporation.  Any Equity-Based Compensation granted under this Section 4(d) shall vest (or the risk of forfeiture shall lapse, as applicable) as follows, in each case provided the Executive remains employed by the Corporation on the last day of such year and each month (as applicable), except as otherwise provided in this Agreement:

(i)                                     Shares of Restricted Stock.  With respect to 366,667 shares of the Restricted Stock, the risk of forfeiture shall terminate on September 11, 2013.  With respect to the balance of 183,333 shares of Restricted Stock:

(A)                               the risk of forfeiture shall terminate monthly on 30,555 shares of Restricted Stock, on the last day of the months of October 2013 through February 2014, inclusive; and

(B)                               the risk of forfeiture shall terminate with respect to 30,558 shares of Restricted Stock on the last day of March 2014.

(ii)                                  Options.  The options shall vest in eighteen (18) equal monthly installments commencing on the nineteen (19) month anniversary of the Effective Date (i.e. 30,555 shares/month for 17 months and 30,565 at the end of the eighteen month period).

All Equity Based Compensation shall be consistent with the terms of this Agreement and subject to the terms and conditions of the Plan, a copy of which is attached as Exhibit B, and the respective grant agreements issued under the Plan.  In the event of any inconsistencies between the terms of this Agreement and the Plan and the respective grant agreements, this Agreement shall control.

(e)                                  S-8 Registration.  The Corporation covenants and agrees that all shares issuable upon the exercise of the options held by Executive and any other Equity-Based Compensation shall be registered with the Securities and Exchange Commission on a Form S-8 Registration Statement (or any successor form), and that such Form S-8 Registration Statement shall be filed with the Securities and Exchange Commission no later than 30 days after the Effective Date.

(f)                                   Other Bonus and Incentive Plans.  During the period of employment, Executive shall be eligible to participate in such bonus and other incentive compensation programs in accordance with their terms as the Corporation may have in effect from time to time for its executive personnel, including but not limited to additional and annual equity grants, and all compensation and other entitlements earned or granted thereunder shall be in addition to, and shall not in any way reduce, the grant of the options and the amount payable to Executive as Bonus and Base Salary.

(g)                                  Potential Adjustments.  Executive is aware that the Corporation is engaged in discussions with a number of third parties which could result in a significant corporate transaction such as (for illustrative purposes only) a restructuring, a sale of equity securities, an issuance of debt securities, a joint venture, or a combination of the foregoing.  It is the intent of the Corporation that the economic benefit of the Equity-Based Compensation to the Executive be maintained.  Accordingly, in the event such a significant corporate transaction occurs during the twelve (12) month period commencing on the Effective Date, and subject to compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Corporation’s determination that any proposed action would not result in any option held by Executive becoming a variable price option, the Corporation will make such adjustments to the Equity-Based Compensation (and/or grant a new option and/or other equity-based incentives) as are appropriate and reasonably achievable to maintain the demonstrable economic benefit of the Equity-Based Compensation to the Executive prior to any such transaction.

(h)                                 Expenses.  Executive shall be reimbursed for reasonable business expenses incurred in connection with the performance of his duties hereunder consistent with the Corporation’s policy regarding reimbursement of such expenses.  In addition, Executive shall be reimbursed by the Corporation for Executive’s reasonable and documented legal and accounting fees incurred in connection with entering into this Agreement, up to a maximum of $25,000.  During the period of employment Executive also shall be entitled to receive a car allowance equal to $1,100/month, payable with the first payroll of each month.

5.                                      EFFECT OF DISABILITY AND CERTAIN HAZARDS.  Executive shall not be obligated to perform the services required of him by this Agreement during any period in which he is disabled or his health is impaired to an extent which would render his performance of such services hazardous to his health or life, and relief from such obligation shall not in any way affect his rights hereunder except to the extent that such disability may result in termination of his employment by the Corporation pursuant to Section 6 herein.

6.                                      TERMINATION OF EMPLOYMENT.  The employment of Executive by the Corporation pursuant to this Agreement may be terminated by the Corporation or the Executive at any time, as follows:

(a)                                 Death.  In the event of Executive’s death prior to the expiration of the period of employment hereunder, such employment and this Agreement shall terminate on the date of death.

(b)                                 Permanent Disability.  Such employment and this Agreement may be terminated by the Corporation prior to the expiration of the period of employment hereunder due to Executive’s medically-determined physical or mental disability which prevents the effective performance by Executive of his duties hereunder for at least 120 consecutive days or 180 days in the aggregate during any consecutive 12-month period, with reasonable accommodation.

(c)                                  Cause.  The Corporation, by giving written notice of termination to Executive, may terminate Executive’s employment and this Agreement at any time prior to the expiration of the Term for Cause, with Cause to be determined by the Board after reasonable written notice to Executive and an opportunity for Executive to be heard at a meeting of the Board and such Cause determination shall be subject to Executive’s cure period set forth in Section 6(d)(3) below.  For purposes of this Section 6(c), no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.

(d)                                 For purposes of this Agreement, “Cause” shall consist only of:   (1) acts committed by Executive during the period of employment resulting in a felony conviction or a plea of nolo contendere to a crime of moral turpitude under any federal or state statute; (2) Executive willfully engaging in dishonest or fraudulent action or omission resulting or reasonably expected to result in any material financial or material economic harm to the Corporation, or which materially damages the Corporation’s reputation; or (3) willful and material breach of this Agreement, willful neglect of the material duties of the Executive under this Agreement, gross and willful misconduct, or willful and material violation of (x) the Corporation’s Code of Business Conduct and Ethics or (y) the Corporation’s Employee Handbook (as amended from time to time), in each case which remains uncured by Executive for 30 days following Executive’s receipt of written notice thereof and results in or is reasonably likely to result in any material financial or material economic harm to the Corporation or material damage to the Corporation’s reputation.

(e)                                  Without Cause.  The Corporation may terminate Executive’s employment and this Agreement at any time without Cause (which shall be for any reason not covered by preceding subsections (a) through (c)) upon 60 days prior written notice to Executive.

(f)                                   By Executive.  Executive may terminate Executive’s employment and this Agreement at any time for an applicable Good Reason (subject to Section 6(g)) or otherwise upon written notice thereof to the Corporation.

(g)                                  Notice of Good Reason.  If Executive believes that he is entitled to terminate his employment with the Corporation for an applicable Good Reason, he may apply in writing to the Corporation for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 11 hereof.  The submission shall be delivered by Executive no later than ninety (90) days after the occurrence of the event that Executive claims is the basis for Good Reason. The submission of such a request by an Executive shall not constitute “Cause” for the Corporation to terminate Executive under Section 6(c) hereof; and Executive shall continue to receive all compensation and benefits he was receiving at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 11 hereof.  If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Sections 11(a) and (b) hereof, then the parties shall promptly submit the claim to binding arbitration pursuant to Section 11(c) and use their best efforts to conclude the arbitration within ninety (90) days after the claim is submitted.

(h)                                 Notice of Termination.  Any termination of the Executive’s employment by the Corporation or by the Executive (other than termination based on the Executive’s death) shall be communicated by a written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  For purposes of this Agreement, no purported termination shall be effective without the delivery of such Notice of Termination.

(i)                                     Date of Termination.  The effective date of termination of Executive’s employment shall mean (i) if the Executive is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated due to a permanent disability, thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such period), (iii) if the Executive’s employment is terminated pursuant to a termination for Cause, the date specified in the Notice of Termination, and (iv) if the Executive’s employment is terminated for any other reason, the date of termination shall be the later of thirty (30) days after termination as provided by the Notice of Termination or the date of the final resolution of the arbitration and claims procedures set forth in Section 11 hereof, unless otherwise agreed by the Executive and Corporation or otherwise provided in this Agreement.

7.                                      PAYMENTS UPON TERMINATION.

(a)                                 Accrued Obligations.  Except as otherwise provided in this Section 7, upon termination of Executive’s employment by the Corporation or termination by Executive, all compensation due Executive under this Agreement and under each plan or program of the Corporation in which he may be participating at the time shall cease to accrue as of the date of such termination (except, in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program or by applicable law).  As of the effective date of such termination, the Corporation shall pay to Executive all such accrued but unpaid compensation (including without limitation accrued but unpaid Base Salary, any accrued but unpaid Bonus from the prior year, a pro-rated portion of the Guaranteed Minimum Bonus, if applicable, accrued but unpaid vacation and accrued but unreimbursed business expenses) (collectively, the “Accrued Obligations”); provided, however, that Executive shall not receive a pro-rated portion of the Guaranteed Minimum Bonus if he is terminated pursuant to Section 6(c) hereof (subject to any applicable cure rights hereunder).

(b)                                 Change in Control.  If, within 24 months after a Change in Control or within three (3) months prior to a Change in Control, Executive’s employment pursuant to this Agreement is terminated without Cause pursuant to subsection (e) of Section 6 herein, or Executive terminates this Agreement for Good Reason pursuant to Section 6(f) herein (in each such case, a Separation from Service), then, in addition to the payment of Accrued Obligations required by subsection (a) of this Section 7, Executive shall be entitled to and shall receive:

(i)                                     Severance Payment.  Executive shall receive a lump sum cash payment (the “Severance Payment”) from the Corporation.  The amount of the Severance Payment shall be an amount equal to the sum of Executive’s then annual Base Salary and Bonus, multiplied by 150%.  For purposes of this Section 7(b):

(A)                               Executive’s Base Salary shall be Executive’s annual Base Salary in effect immediately prior to such termination, and

(B)                               Executive’s Bonus shall be an amount equal to the amount which would have been earned by Executive at target under his then current Bonus Plan assuming that Executive’s employment had been terminated at the end of the current year of employment and all target performance requirements had been met.

The Severance Payment shall be due and payable on the date determined under subsection (d), but no later than the Last Payment Date.  The Severance Payment is subject to withholding as required by applicable law.

(ii)                                  Benefits.  During the twelve months following the effective date of termination by the Corporation without Cause or by Executive for Good Reason, Executive shall be entitled to the continuation of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits that he had received (including equivalent coverage for his spouse and dependent children) immediately prior to termination of employment, as if he had continued to be a full-time executive employee of the Corporation.  In the event that Executive is ineligible under the terms of such insurance policies or plans to continue to be so covered, the Corporation shall provide the Executive, his spouse and covered dependents with substantially equivalent coverage through other sources or, at the time of payment of the Severance Payment, will provide Executive with a lump-sum payment equal to the cost of obtaining such coverage for such twelve month period.  Notwithstanding the foregoing, in the event Executive obtains reasonably comparable benefits in connection with other employment, the Corporation’s obligation to provide such benefits shall cease.  Executive shall not delay acceptance of such other employment solely for the purpose of prolonging the Corporation’s obligations hereunder.

(iii)                               Vesting upon Delisting or Change-in-Control Termination.  In the event of (x) a Delisting (defined below), and regardless of whether Executive’s employment is terminated in connection therewith or continues, or (y) a Change in Control and, within three (3) months prior to a Change in Control or within 24 months after a Change in Control, Executive’s employment is terminated without Cause pursuant to subsection (e) of Section 6 herein or Executive terminates this Agreement for Good Reason pursuant to Section 6(f) herein, then, in each such case all Equity-Based Compensation held by Executive at the time of the Delisting or Change in Control but still subject to vesting shall be fully vested immediately prior to the Delisting or Change in Control, and, with respect to the options, shall remain exercisable until the first to occur of the two (2) year anniversary of the effective date of termination of Executive’s employment or the expiration date of the applicable option.  Any risk of forfeiture with respect to any shares of restricted stock or restricted stock units held by Executive shall lapse immediately prior to the Delisting or such termination.  For purposes of this Agreement, “Delisting” means any action which results in the common stock of the Corporation no longer being offered for exchange on a centralized national security exchange, which exchange does not include an over-the-counter market.

(iv)                              Vesting upon Change in Control without Termination.  In the event of a Change in Control, and regardless of whether Executive’s employment is terminated in connection therewith or continues, (x) the portion of the Equity-Based Compensation held by Executive which is still subject to vesting and would have vested through the date that is twelve (12) months following the effective date of such Change in Control, shall be fully and immediately vested and shall remain exercisable until the first to occur of the two (2) year anniversary of the effective date of such automatic vesting or the expiration date of the applicable option; and (y) with respect to any Equity-Based Compensation that is subject to a risk of forfeiture, such risk of forfeiture shall automatically lapse and terminate to the extent it would have lapsed through the date that is twelve (12) months following the effective date of such Change in Control.

(c)                                  No Change in Control.  If Executive’s employment under this Agreement is terminated pursuant to subsection (e) of Section 6 herein, or Executive terminates for Good Reason (and such termination constitutes a Separation from Service) and there has been no Change in Control within three (3) months after such termination, then, in addition to the payment of Accrued Obligations required by subsection (a) of this Section 7, Executive shall be entitled to and shall receive the Severance Payment set forth in subsection (b)(i) of this Section 7 and the benefits set forth in subsection (b)(ii) of this Section 7.  In addition, the portion of the Equity-Based Compensation held by Executive which is still subject to vesting and would have vested through the date that is twelve (12) months following the effective date of termination shall automatically vest and, if applicable, become exercisable on the date of termination.  All vested options held by Executive, including the options which shall vest in accordance with the immediately preceding sentence, shall remain exercisable by Executive until the first to occur of the twelve (12) month anniversary of the effective date of termination or the remaining term of any options held by Executive.

(d)                                 Failure to Renew.  In the event Executive’s period of employment expires in accordance with Section 1 above and the parties do not enter into a written agreement to extend Executive’s period of employment, then, in addition to the payment of Accrued Obligations, all options held by Executive which have vested through December 31, 2014 shall remain exercisable by Executive until the first to occur of December 31, 2015 or the remaining term of any options held by Executive.

(e)                                  Additional Requirement for Severance Compensation.  The amounts payable pursuant to this Section 7(a)-(c) shall be paid only upon Executive’s execution and delivery to the Corporation of an agreement and general release, in such form as is acceptable to the Corporation, in its sole discretion, under which, among other things, the Executive shall release and discharge the Corporation and related persons from all claims and liabilities relating to the Executive’s employment with the Corporation and/or the termination of the Executive’s employment, including without limitation, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, where applicable (the “Release”).  An irrevocable Release shall be delivered to the Corporation no later than sixty (60) days of the effective date of the termination of Executive’s employment.  Subject to Section 16 hereof, payment of the amounts payable pursuant to this Section 7 will be paid within ten (10) days after the Release Effective Date and expiration of all periods of permitted rescission under federal or state laws.

(f)                                   No Duty to Mitigate; No Right of Offset.  In the event that Executive is terminated without Cause or terminates the Agreement for Good Reason, Executive shall not be obligated to seek other employment or take any actions to mitigate the payments or continuation of benefits required under this Section 7.  In addition, the Corporation will not retain or have a right of offset against the amounts payable to Executive under this Agreement and the Corporation will not be entitled to reduce the amount of any compensation or benefits payable to Executive under this Agreement by the amount of salary, bonus or other compensation of any kind, and/or corresponding benefits, earned or received by Executive from any employment, self-employment or other activities at any time after the effective date of termination.

8.                                      CONFIDENTIAL INFORMATION.  Executive shall not at any time during the period of employment and thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, programs, specifications, products and services (both existing and under development), pricing information, vendor information and all other non-public information relating to customers of the Corporation or its subsidiaries except in connection with the performance of his duties hereunder.  The provisions of this Section 8 shall survive the termination of Executive’s employment with the Corporation, provided that after the termination of Executive’s employment with the Corporation, the restrictions contained in this Section 8 shall not apply to any such trade secret or confidential information which becomes generally known in the trade.

9.                                      PATENTS AND OTHER INTELLECTUAL PROPERTY.  The Corporation shall be entitled to any and all ideas, know-how and inventions, whether patentable or not, which Executive shall conceive, make or develop during the period of his employment with the Corporation, relating to the business of the Corporation or any of its subsidiaries.  The Corporation agrees that the preceding sentence shall not apply with respect to any and all intellectual property and other rights relating to the Outside Activities. Executive shall, from time to time, at the request of the Corporation, execute and deliver such instruments or documents, and shall perform or do such acts or things, as reasonably may be requested in order that the Corporation may have the benefit of such ideas, know-how and inventions and, in particular, so that patent applications may be prepared and filed in the United States Patent Office, or in appropriate places in foreign countries, covering any of the patentable ideas on inventions covered by this Agreement aforesaid, including appropriate assignments vesting in the Corporation or any of its subsidiaries (or any successor to the Corporation or any of its subsidiaries) full title to any and all such ideas, inventions and applications.

Further Executive will provide reasonable cooperation and assistance to the Corporation in the prosecution of any such applications in order that patents may issue thereon, at the Corporation’s sole cost and expense.

10.                               NON-SOLICITATION; REMEDIES.

(a)                                 For a period of eighteen (18) months after Executive’s termination of employment hereunder, regardless of the reasons for or circumstances of such termination, Executive shall not hire or attempt to hire any employee of the Corporation, assist in such hiring by any person or encourage any employee to terminate his or her employment relationship with the Corporation; provided, however, that the provisions of this Section 10(a) shall not apply to any of the following persons:  Executive’s personal assistant, any person whose employment with the Corporation was terminated at least six (6) months prior to the date of the initial solicitation, or any person who is solicited and/or hired as a result of (i) Executive or Executive’s employer conducting generalized solicitations by way of advertisements, engaging firms to conduct searches or by other means that are not focused on employees of the Corporation, or (ii) Executive or Executive’s employer responding to unsolicited requests or contacts by employees of the Corporation.

(b)                                 Executive acknowledges that any breach of Sections 8, 9, or 10(a) would damage the Corporation irreparably and consequently, the Corporation, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctions, without having to post any bond or other security.

11.                               ADMINISTRATOR AND CLAIMS PROCEDURE

(a)                                 The Executive, or other person claiming through the Executive, must file a written claim with the Board as a prerequisite to the payment of any such claim under this Agreement.  The Board shall make all determinations as to the right of any person to receive payment of claims under subsections (a) and (b) of this Section 11.  Any denial by the Board of a claim by the Executive, his heir or personal representative (“the claimant”) shall be stated in writing by the Board and delivered or mailed to the claimant within 10 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim.  If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 10-day period.  In no event shall such extension exceed a period of 10 days from the end of the initial period.  Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Board’s ability in a manner that may be understood without legal or actuarial counsel.

(b)                                 A claimant whose claim has been wholly or partially denied by the Board may request, within 10 days following the date of such denial, in a writing addressed to the Board, a review of such denial.  The claimant shall be entitled to submit such issues or comments in writing or otherwise as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Board.  Prior to submitting his request, the claimant shall be entitled to review such documents as the Board shall agree are pertinent to his claim.  All requests for review shall be promptly resolved.  The Board’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 10 days following the receipt by the Board of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Board’s decision shall be so mailed not later than 20 days after receipt of such request.

(c)                                  A claimant who has followed the procedure in subsections (a) and (b) of this section, but who has not obtained full relief on his claim, shall submit such claim for expedited and binding arbitration of his claim before an arbitrator in Denver, Colorado, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, as then in effect (the “Rules”), or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”).  The arbitrator shall apply Delaware law to the merits of any dispute or claim arising out of or related to this Agreement, without reference to rules of conflicts of law.  The Corporation shall pay all arbitration related expenses that would not have been incurred if the claim had been brought in a court of law or equity; provided, however, that the prevailing party may recover his or its outside attorney’s fees and expenses to the extent permitted by the arbitrator.  Each party to the arbitration shall be entitled to discovery of essential documents and witnesses, as determined by the arbitrator, and to pursue all remedies, damages or claims that would be available if the case had been litigated in the judicial forum having jurisdiction over it; provided, that the arbitrator shall have no authority to award special or punitive damages.  The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant.  If the parties to the arbitration cannot agree on an arbitrator, the arbitrator shall be selected pursuant to the applicable Rules provisions.  The arbitrator shall be a professional person with a national reputation for expertise in executive compensation and employment matters and who is unrelated to the claimant and any employees or directors of the Corporation.  All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.

12.                               MISCELLANEOUS.

(a)                                 This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the

Corporation may merge or consolidate or to which it may transfer substantially all of its assets and the Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform the obligations of the Corporation under this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place.  Failure of the Corporation to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as he would be entitled to receive hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.  As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid, which successor executes and delivers the agreement provided for in this Section 12(a) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

(b)                                 The rights and obligations of Executive under this Agreement are expressly declared and agreed to be personal, non-assignable and nontransferable during his life, but upon his death, this Agreement shall inure to the benefit of his heirs, legatees and legal representatives of his estate.

(c)                                  The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(d)                                 No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and Executive.

(e)                                  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(f)                                   This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law principles thereof.

(g)                                  If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(h)                                 Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given three (3) business days after being sent by certified mail, postage prepaid, addressed as follows:

If to Executive:	Richard L. Battista
224 South Medio Drive
Los Angeles, CA 90049

With a courtesy copy (which shall not constitute notice) to:

Venable, LLP
2049 Century Park East
21st Floor
Los Angeles, CA 90067
Attn: Alan J. Epstein, Esq.

If to the Corporation:	LodgeNet Interactive Corporation
3900 West Innovation Street
Sioux Falls, SD 57107-7002
Attn: General Counsel

With a courtesy copy (which shall not constitute notice) to:

Mark S. Weitz, Esq.
Leonard, Street and Deinard
150 South Fifth Street — Suite 2300
Minneapolis, MN 55402

or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.

(i)                                     As used in this Agreement, the following terms have the meanings given:

(i)                                     “Change in Control” means, for purposes of the interpretation of this Agreement, in conformance with section 409A of the Code and the applicable guidance issued by the Department of the Treasury and the Internal Revenue Service with respect to the application of section 409A, a change in control event must relate to the Corporation.  For purposes of this provision, a majority shareholder is a shareholder owning more than fifty percent (50%) of the total fair market value and total voting power of such corporation. Also, for purposes of this provision, Code Section 318(a) applies to determine stock ownership.  Additionally, for purposes of this provision and in conformance with Code Section 409A and the applicable guidance issued by the Department of the Treasury and the Internal Revenue Service with respect to the application of Code section 409A, a change in the ownership of the Corporation or a change in the effective control of the Corporation shall be determined in accordance with the provisions described below in this definition.

(A)                               A change in the ownership of the Corporation shall occur on the date that any one person, or more than one person acting as a group, in one transaction or a series of transactions, directly or indirectly, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the Corporation (or to cause a change in the effective control of the Corporation). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Corporation acquires its stock in exchange for property shall be treated as an acquisition of stock for purposes of this provision.

(B)                               For purposes of paragraph (i) above, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation which enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Corporation. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(C)                               A change in the effective control of the Corporation shall occur on the date that either:

(1)                                 any one person, or more than one person acting as a group, in one transaction or a series of transactions, directly or indirectly, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing thirty-five percent (35%) or more of the total voting power of the stock of the corporation; or

(2)                                 a majority of members of the board of directors of the Corporation is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors of the Corporation prior to the date of the appointment or election.

(D)                               A change in the ownership of a substantial portion of the assets of the Corporation shall occur on the date that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(E)                                The provisions of this subsection (i) regarding the definition of the term “Change in Control,” shall be determined and administered in accordance with section 409A and the applicable guidance issued by the Department of the Treasury and the Internal Revenue Service with respect to the application of section 409A.

(ii)                                  “Good Reason”, in the event of a Change in Control, shall mean the occurrence of any of the following:

(A)                               the assignment to Executive of any duties inconsistent with Executive’s positions, duties, responsibilities and status with the Corporation immediately prior to a Change in Control, or an adverse alteration in the nature of Executive’s reporting responsibilities, titles, or offices as in effect immediately prior to a Change in Control, or any removal of Executive from, or any failure to reelect Executive to, any such positions, except in connection with a termination of the employment of Executive for Cause, permanent disability, or as a result of Executive’s death or by Executive other than for Good Reason;

(B)                               a material reduction by Corporation in Executive’s Base Salary or target bonus opportunity in effect immediately prior to a Change in Control;

(C)                               any material breach by Corporation of any provisions of this Agreement;

(D)                               failure by Corporation to continue in effect (without substitution of a substantially equivalent plan) any compensation plan, bonus or incentive plan, stock purchase plan, stock option plan, life insurance plan, health plan, disability plan or other benefit plan or arrangement in which Executive is participating, or the taking of any action by Corporation which would adversely affect Executive’s participation in or materially reduce Executive’s benefits under any of such plans;

(E)                                Executive is excluded (without substitution of a substantially equivalent plan) from participation in any benefit, incentive, compensation, stock option, health, dental, insurance, or pension plan generally made available to senior executives of the Corporation;

(F)                                 the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Corporation’s obligations under this Agreement;

(G)                               Executive determines in good faith that a change in circumstances has occurred following a Change in Control which has rendered Executive substantially unable to carry out, has substantially hindered Executive’s performance of, or has caused Executive to suffer a substantial reduction in, any of the authorities, positions, duties, responsibilities or status attached to the position held by Executive immediately prior to the Change in Control, excluding the reasonable sharing of authority with a Chief Operating Officer; or

(H)                              Executive is required to relocate from, or his principal place of employment is moved outside of, the greater Los Angeles metropolitan area;

provided, however, that any of the events set forth in subsections (A) through (H) shall constitute Good Reason only if the Corporation fails to cure such event, if such event is susceptible of being cured, within thirty (30) days of the Executive providing written notice of such event from Executive.

(iii)                               “Good Reason,” in the absence of a Change in Control, shall only mean subsections (A), (B), (C), (D), (E), (F) and (H) of the immediately preceding definition; provided, however, that with respect to such subsection (D), a termination or adverse change in a life insurance plan, health plan or disability plan is not Good Reason in the absence of a Change in Control if such termination or adverse change is applied generally to all executive officers of the Corporation.  Additionally, such events shall constitute Good Reason only if the Corporation fails to cure such event, if such event is susceptible of being cured, within thirty (30) days of Executive delivering written notice of such event to the Corporation.

(iv)                              “Last Payment Date” means the date that is two and one-half months after the close of the taxable year in which executive incurs a Separation from Service (as defined below).

(v)                                 “Separation from Service” means the complete and intended termination of the employment relationship with the Corporation within the meaning of Treasury Regulations Section 1.409A-1(h).

(j)                                    Any dispute or controversy arising under or in connection with this Agreement, other than claims administered under Section 11, shall be settled exclusively by binding arbitration in the manner set forth in Section 11(c).

13.                               PRIOR AGREEMENTS SUPERSEDED.  This Agreement together with Exhibit A embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Executive and the Corporation.  Neither party shall be bound by any term or condition of this Agreement other than as is expressly set forth herein.

14.                               INDEMNIFICATION.  The Corporation shall indemnify, defend, and hold Executive harmless, to the fullest extent allowed by law, including without limitation with respect to the advancement of expenses, from and against any liability, damages, costs, or expenses (including attorneys’ fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of having been an officer, director, employee, or agent of the Corporation or its affiliates, unless it is judicially determined, in a final, non-appealable order that Executive was guilty of gross negligence or willful misconduct.  The Corporation also agrees to maintain adequate directors and officers’ liability insurance for the benefit of Executive for the period of employment and for at least three years thereafter, which insurance policy lists Executive as an additional named insured.

15.                               CODE SECTION 280G.  Notwithstanding any other provision of this Agreement:

(a)                                 In the event the Corporation (or its successor) determines, based on the advice of an independent nationally recognized public accounting firm engaged by the Corporation, that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement constitute “parachute payments” under Code Section 280G(b)(2) then, if the aggregate present value of such parachute payments, singularly or together with the aggregate present value of any consideration, compensation or benefits to be paid to Executive under any other plan, arrangement or agreement which constitute “parachute payments” (collectively, the “Parachute Amount”) exceeds 2.99 times Executive’s “base amount”, as defined in Code Section 280G(b)(3) (the “Base Amount”), the amounts constituting “parachute payments” which would otherwise be payable to Executive or for Executive’s benefit shall be reduced to the extent necessary so that the Parachute Amount is equal to 2.99 times the Base Amount (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Corporation determines, based on the advice of such public accounting firm, that without such reduction Executive would be entitled to receive and retain, on a net after tax basis (including, without limitation, any excise taxes payable under Code Section 4999), an amount which is greater than the amount, on a net after tax basis, that Employee would be entitled to retain upon receipt of the Reduced Amount.

(b)                                 If the determination made pursuant to Section 15(a) above results in a reduction of the payments that would otherwise be paid to Executive except for the application of such Section 15(a) above, any such reduction in payments shall occur in the following order: (i) any cash severance, (ii) any other cash amount payable to Executive, (iii) any benefit valued as a “parachute payment,” and (iv) the acceleration of vesting of any equity awards.

16.                               COMPLIANCE WITH CODE SECTION 409A.  It is the intention of Corporation and Executive that this Agreement shall comply with the requirements of Code Section 409A.

(a)                                 All payments under this Agreement are intended to be excluded from the requirements of Code Section 409A, be payable on a fixed date or schedule under Code Section 409A or be in compliance with Code Section 409A.  All payments made under this Agreement shall be strictly paid in accordance with the terms of this Agreement.  Notwithstanding any other provision of this Agreement to the contrary, if Executive or the Corporation determines that any compensation or benefit payable under this Agreement may be subject to Code Section 409A(a)(1), the Corporation and Executive, at the request of either but with the written consent of the other, which consent shall not be unreasonably withheld, shall adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions necessary or appropriate to cause the compensation and benefits payable under this Agreement to comply with Code Section 409A and to preserve the intended tax treatment of such compensation and benefits.

(b)                                 Each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of Code Section 409A.

(c)                                  Any reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(d)                                 Notwithstanding anything to the contrary in this Agreement, the Corporation shall not make any deductions for money or property that Executive owes to the Corporation, or offset or otherwise reduce any sums that may be due or become payable to or for the account of Executive, from amounts that constitute deferred compensation for purposes of Code Section 409A.

(e)                                  Executive’s right to any deferred compensation, as defined under Code Section 409A, shall not be subject to borrowing, anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors, to the extent necessary to avoid tax, penalties and/or interest under Code Section 409A.

(f)                                   A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a Separation From Service.  If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) then with regard to any payment or benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death.  On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date Executive’s death, all payments delayed pursuant to this Section 16(f) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, together with interest accruing on such delayed amounts at the annual prime rate then in effect, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them in this Agreement.

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Execution Copy

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date and year first above written.

LODGENET INTERACTIVE CORPORATION

By:	/s/ R. Douglas Bradbury
	Name:	R. Douglas Bradbury
	Title:	Chairman of the Board

EXECUTIVE:

/s/ Richard L. Battista
Richard L. Battista

Execution Copy

EXHIBIT A

Outside Activities

Snakkle, LLC — owner of entertainment website, snakkle.com

Pontiac Digital Media, LLC — partner in TV production ventures

Broadway & Vine, LLC — partner in a development fund to adapt films to Broadway musicals.

Board member, privately held digital media company, Tecca (www.tecca.com)

Board member, Georgetown University Board of Regents

Advisory Board member, HipSwap (www.hipswap.com)

Board member, City Year Los Angeles (non-profit)

Chairman, The Georgetown Entertainment & Media Alliance (non-profit)

EXHIBIT B

LodgeNet Interactive Corporation 2012 CEO Equity Inventive Plan